Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces

Third Quarter 2010 Financial Results and Operational Highlights

Total Net Revenues of $53.6 Million, up 27.3% versus Q3 of 2009

Worldwide Testim® Net Revenues of $47.9 Million, up 16.3% versus Q3 of 2009

Worldwide XIAFLEX® Net Revenues of $5.7 Million; Q4 of 2010 XIAFLEX Net Revenues Expected to be

in the Range of $7.0-7.5 Million

MALVERN, PA (November 4, 2010) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results and operational highlights for the quarter ended September 30, 2010. For the third quarter of 2010, Auxilium reported net revenues of $53.6 million compared to net revenues of $42.1 million in the third quarter of 2009. The net loss for the third quarter of 2010 was $(12.8) million, or $(0.27) per share, compared to a net loss of $(14.9) million, or $(0.35) per share, reported for the third quarter of 2009.

“In the third quarter, we continued to make advances with both of our marketed products. We saw a significant increase in the number of sites using XIAFLEX for the treatment of Dupuytren’s contracture, which helped support the peer to peer discussions of XIAFLEX at the meeting of the American Society for Surgery of the Hand in October. We also finished preparation for the recent initiation of our XIAFLEX phase III global development program for the treatment of Peyronie’s disease, a potential second indication for XIAFLEX,” said Armando Anido, Chief Executive Officer and President of Auxilium. “Testim U.S. net revenue continued to grow with a 17.9% increase year over year in the third quarter, and we believe that the U.S. Food and Drug Administration’s response to Abbott Laboratories’ Citizen Petition on generic testosterone gel products is a significant, positive event for Testim.”

Third Quarter and Recent Operational Highlights:

XIAFLEX:

•

Net revenues for XIAFLEX in the quarter ending September 30, 2010 were $5.7 million compared to net revenues of $0.9 million, which were recognized from milestones previously received under the Pfizer agreement, in the comparable period of 2009. Sales of XIAFLEX to physicians in the U.S. were $4.6 million in the quarter and revenue recognized from milestones previously received under the Pfizer agreement was $1.1 million.

•

The Center for Medicare and Medicaid Services has announced that, effective January 1, 2011, J0775 will be used to identify XIAFLEX when billed to Medicare, Medicaid and commercial health plans for reimbursement.

•

As of October 31, 2010, 2,093 physicians and 1,516 sites have attested to completing the required training through XIAFLEX Xperience™ and are eligible to use XIAFLEX for the treatment of adult patients with Dupuytren’s contracture with a palpable cord.

•

As of October 31, 2010, 578 sites in the U.S. have prescribed XIAFLEX, versus 501 sites through September 30, 2010. 323 sites have treated 1-2 patients, 198 sites have treated 3-10 patients and 57 sites have treated 11 or more patients through October 31, 2010.

•

As of October 31, 2010, 3,915 Dupuytren’s patients have been referred for insurance verification and 2,097 Dupuytren’s contracture patients have been referred to a specialty pharmacy for intended use of XIAFLEX.

•

On October 12, the United States Patent and Trademark Office issued U.S. Patent No. 7,811,560 covering XIAFLEX with independent claims that recite a drug product, a process for producing the drug product, and pharmaceutical formulations comprising the drug product. As a result, we expect XIAFLEX to have patent protection through 2028.

•

On October 11, the Company announced that the first subject had been dosed with XIAFLEX in the largest ever global phase III program for the treatment of Peyronie’s disease, a devastating disease that is estimated to affect approximately 5% of adult men.[1] Auxilium anticipates completing enrollment for the double-blind studies in the first quarter of 2011 and reporting top-line results in first half of 2012.

TESTIM:

•	Worldwide net revenues for Testim were $47.9 million, up 16.3% over the third quarter of 2009.

•

According to IMS Health, Inc., a pharmaceutical market research firm (“IMS”), over 174,000 total prescriptions for Testim were dispensed in the third quarter of 2010, a growth of 7.9% over the third quarter of 2009.

•	Testim ended the month of September with a 22.0% share of total prescriptions for testosterone gels in the U.S., versus 22.3% at the end of September 2009, according to IMS.

•

In October, the U.S. Food and Drug Administration (“FDA”) issued a response to the Citizen Petition submitted on behalf of Abbott Laboratories regarding testosterone gel products. In its response, FDA stated that an application for a potential generic testosterone gel with a different penetration enhancer than the originator must be submitted as a 505(b)(2) New Drug Application (“NDA”) rather than an Abbreviated New Drug Application (“ANDA”). FDA further stated that the NDA would be treated as a separate application requiring independent patent certification and notification and would be clocked for regulatory purposes from the time it is provided, resulting potentially in a new 30-month stay.

OTHER:

•

Auxilium was recently ranked number 325 on Deloitte’s 2010 Technology Fast 500™ and number 11 on Deloitte’s 2010 Greater Philadelphia Fast 50, based on percentage of fiscal year revenue growth over five years. Technology Fast 500™ is Deloitte’s ranking of 500 of the fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America. The Greater Philadelphia Fast 50 award program is sponsored by Deloitte and recognizes the fifty fastest growing technology, media, telecommunications, life sciences and clean technology companies in the Greater Philadelphia region.

•

On October 25, Alan Wills joined Auxilium as Executive Vice President, Corporate Development. Since August 2009, Alan was Vice President, Worldwide Strategy at Pfizer, Inc, where he was responsible for corporate strategic planning and other cross-business unit strategic initiatives. Before joining Pfizer, Alan held various strategic leadership roles at Bristol-Myers Squibb, United Behavioral Health, a division of United HealthCare, Lucile Packard Children’s Hospital at Stanford Medical Center, and the Boston Consulting Group. Alan earned a bachelor’s degree from the University of Oxford, UK and a Masters of Business Administration from Harvard Graduate School of Business Administration.

Fourth Quarter 2010 XIAFLEX Financial Guidance

For the fourth quarter 2010, Auxilium anticipates that XIAFLEX net revenues will be in the range of $7.0 to $7.5 million, including approximately $1.1 million in revenue recognized from milestones previously received under the Pfizer contract.

Third Quarter 2010 Financial Details

Auxilium reported the following worldwide net revenues (all amounts in millions of dollars):

	Quarter End	Quarter End	Increase
	9/30/2010	9/30/2009	(Decrease)
Testim U.S. Revenue	$47.4	$40.2	17.9%
Testim Ex – U.S. & Contract Revenue	0.5	1.1	(54.5%)

Total Testim Revenue	$47.9	$41.3	16.3%

XIAFLEX U.S. Revenue	$4.6	n/a	n/a
XIAFLEX Contract Revenue	1.1	0.9	22.1%

Total XIAFLEX Revenue	$5.7	$0.9	536.0%

Total Worldwide Revenue	$53.6	$42.1	27.3%

Contract Revenues represent amortization of previously received upfront and milestone payments.

Third Quarter 2010 Financial Details

The net loss for the third quarter of 2010 was $(12.8) million, or $(0.27) per share, compared to a net loss of $(14.9) million, or $(0.35) per share, reported for the third quarter of 2009. Net loss for the third quarter of 2010 included total stock-based compensation expense of $3.5 million, compared to $4.1 million for the third quarter of 2009.

Gross margin on net revenues was 78.4 % for the quarter ended September 30, 2010 compared to 77.4% for the year-ago quarter. Gross margin reflects the costs of products sold, royalty obligations due to the Company’s licensors, and the amortization of the deferred costs associated with the Pfizer contract. The increase in the gross margin rate is the result of the contribution of high margin XIAFLEX product sales and the impact of year-over-year price increases on U.S. Testim revenues, partially offset by a decline in Testim Ex-U.S. contract revenues.

Investment in research and development for the quarter ended September 30, 2010 was $14.4 million, compared to $12.8 million for the comparable period in 2009. The increase in expense results principally from the commencement of start-up activities related to the phase III XIAFLEX clinical trials for Peyronie’s disease and costs related to development of a larger scale production process.

Selling, general and administrative expenses totaled $40.3 million for the quarter ended September 30, 2010 compared with $34.7 million for the year-ago quarter. The increase was primarily due to the addition of the sales and reimbursement field force and infrastructure, and promotional and training activity in support of the launch of XIAFLEX for Dupuytren’s in the U.S.

As of September 30, 2010, Auxilium had $142.4 million in cash and cash equivalents compared to $165.0 million on June 30, 2010.

Conference Call

Auxilium will hold a conference call today, November 4, 2010 at 10:00 a.m. ET, to discuss third quarter 2010 results and operational highlights. The presentation slides to be used during the call are now available on the “For Investors” section of the Auxilium web site under the “Presentations” tab. A question and answer session will follow the presentations. The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Auxilium web site under the “Events” tab. The conference call will be archived for future review until February 4, 2011.

Conference call details:

Conference call details:
Date:	Thursday, November 4, 2010
Time:	10:00 a.m. ET
Dial-in (U.S.):	866-788-0540
Dial-in (International):	857-350-1678
Web cast:	http://ir.auxilium.com/
Passcode:	AUXILIUM

To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	80874005

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism. Auxilium has four projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) and its fentanyl pain product using its transmucosal delivery system are in phase I of development. The Company is currently seeking a partner to further develop these product candidates. Auxilium has rights to additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding:

•	XIAFLEX net revenues for the fourth quarter 2010;

•	the interpretation of clinical data and market data;

•	the timing of the completion of enrollment for, and the release of the results of, phase III clinical trials for XIAFLEX for the treatment of Peyronie’s disease;

•	the duration of the patent protection for XIAFLEX;

•	the effect of the identified leading indicators on the success of the XIAFLEX launch and future net revenues; and

•	the effect of FDA’s response to Abbott Laboratories’ Citizen Petition on potential generic testosterone gel products and the regulatory pathway for generic testosterone gels.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and “potentially,” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	the cost and degree of success of the U.S. launch of XIAFLEX;

•	achieving market acceptance of XIAFLEX by physicians and patients;

•	obtaining and maintaining third-party payor coverage and reimbursement for XIAFLEX;

•	generic competition against Testim;

•	the Company’s ability to protect its intellectual property; and

•	the size of the addressable XIAFLEX market.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2009 and in Auxilium’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

[1]	Bella A. Peyronie’s Disease J Sex Med 2007;4:1527–1538

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net revenues	$53,633	$42,143	$149,600	$116,012

Operating expenses*:
Cost of goods sold	11,573	9,545	32,561	26,662
Research and development	14,429	12,754	34,050	40,022
Selling, general and administrative	40,337	34,685	117,668	90,471

Total operating expenses	66,339	56,984	184,279	157,155

Loss from operations	(12,706)	(14,841)	(34,679)	(41,143)
Interest income (expense), net	(48)	(125)	(155)	199

Loss before income taxes	(12,754)	(14,966)	(34,834)	(40,944)
Provision for income taxes	—	(17)	—	614

Net loss	$(12,754)	$(14,949)	$(34,834)	$(41,558)

Basic and diluted net loss per common share	$(0.27)	$(0.35)	$(0.74)	$(0.98)

Weighted average common shares outstanding	47,592,975	42,761,821	47,346,119	42,521,641

*includes the following amounts of stock-based compensation expense:
Cost of goods sold	$7	$—	$10	$—
Research and development	58	1,136	1,415	4,021
Selling, general and administrative	3,427	3,001	10,489	9,516

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
Cash and cash equivalents	$142,442	$181,977
Total assets	253,173	260,564
Total stockholders’ equity	103,623	120,519